EXHIBIT 10.1

Amendment No. 1
to
At the Market Offering Sales Agreement

This Amendment No. 1 (the “Amendment No. 1”) dated June 12, 2020, to that certain At the Market Offering Sales Agreement, dated June 4, 2020 (the “Sales Agreement”) by and between IZEA Worldwide, Inc., a Nevada corporation (the “Company”), and National Securities Corporation, a Washington corporation (the “Agent”), is being entered into to modify certain terms of the Sales Agreement. Defined terms used herein have the definitions assigned to them in the Sales Agreement. Unless specifically amended or modified herein, the other terms of the Sales Agreement remain in full force and effect, not amended or modified, as of the date hereof.

1.    The amount of Placement Shares that may be sold under and pursuant to the terms of the Sales Agreement is increased by $30,000,000, for an amended aggregate of $40,000,000 that may be sold under and pursuant to the terms of the Sales Agreement. The defined term “Maximum Amount” in the Sales Agreement will mean $40,000,000.

2.     The definition of “Applicable Time,” in Section 24 of the Sales Agreement is hereby deleted and in its place inserted the following:

“Applicable Time” means (i) the date of any substantive amendment to the Sales Agreement, (ii) each Representation Date, and (iii) the time of each sale of any Placement Shares pursuant to this Agreement.

3.    At the date of this Amendment No. 1, for the sake of clarification of items to be delivered in connection with the change in the Maximum Amount in Sections 7 and 10 of the Sales Agreement, the Company will deliver or will arrange for the delivery of the following:

(i)    A Representation Date Officer’s Certificate as provided in Section 7(l) of the Sales Agreement, with the understanding that the Company has sold Placement Shares after June 4 up to and through the date of this Amendment No. 1 under the Sales Agreement;

(ii)    A secretary’s certificate as to only the authorization of the additional Placement Shares under the Maximum Amount;

(iii)    An opinion of Company Counsel, similar to that delivered prior to the date of the first Placement Notice, covering the additional Placement Shares under the Maximum Amount;

(iv)    A “bring down” comfort letter to the Initial Comfort Letter, dated June 4, 2020, provided by BDO USA LLP;

(v)    A copy of the amendment to any listing application to the Exchange to reflect the additional Placement Shares under the Maximum Amount; and

(vi)    A copy of the reserve request to the Company transfer agent and related documentation for the additional Placement Shares under the Maximum Amount.

In addition, prior to the delivery of any Placement Notice in connection with the additional Placement Shares under the Maximum Amount, if applicable, the Agent will have received notice from FINRA that it will not raise any objection to the terms of the offering and amount of compensation allowed or payable to the Agent as described in the Prospectus.

5.    The dollar amount referenced in Section 8, subpart (v) is increased from “$30,000,” to “$40,000,”.

If the foregoing correctly sets forth the understanding between the Company and the Agent as to amendments to the Sales Agreement, please so indicate in the space provided below for that purpose, whereupon this Amendment No 1. shall constitute a binding modification agreement between the Company and the Agent to the Sales Agreement.

IZEA WORLDWIDE, INC.

By: /s/ Edward H. Murphy
Name: Edward H. (Ted) Murphy
Title: President and Chief Executive Officer

ACCEPTED as of the date first-above written:

NATIONAL SECURITIES CORPORATION

By: /s/ Jonathan Rich
Name: Jonathan Rich
Title: Executive Vice President

3